UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                    Under The Securities Exchange Act Of 1934
                               (Amendment No. 1)*

                     Granahan McCourt Acquisition Corporation
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                                (Name of Issuer)

                                  Common Stock
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                          (Title Class Of Securities)

                                   385034103
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                                 (CUSIP Number)

                            DKR Capital Partners L.P.
                             1281 East Main Street
                          Stamford, Connecticut 06902
                                 (203) 324-8400

                  (Name, Address and Telephone Number of Person
                 Authorized to Receive Notices and Communications)

                               December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

  X Rule 13d-1(b)
    Rule 13d-1(c)
    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).

CUSIP No. 385034103                13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

DKR Capital Partners L.P.

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA
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                5    SOLE VOTING POWER
           	     0

                ----------------------------------------------------------------
        	6    SHARED VOTING POWER
 NUMBER OF           625,000 shares of common stock
  SHARES
BENEFICIALLY
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH
                ----------------------------------------------------------------
                7    SOLE DISPOSITIVE POWER
        	     0
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
 NUMBER OF           625,000 shares of common stock
  SHARES
BENEFICIALLY
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

625,000 shares of common stock*

*This filing amends our previous filing, which incorrectly reported that SoundShore Oasis (defined below) held 1,250,000 shares of common stock, when SoundShore Oasis actually held only 625,000 shares of common stock.
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

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12  TYPE OF REPORTING PERSON*

IA*

*DKR Capital Partners L.P. ("DKR"), a registered investment adviser, is the managing general partner of DKR Oasis Management Company
L.P. ("DKROMC"), which is the investment manager of DKR SoundShore Oasis Holding Fund Ltd. ("SoundShore Oasis").


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

      (A)   NAME OF ISSUER:

		Granahan McCourt Acquisition Corporation

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

		179 Stony Brook Road
		Hopewell, NJ 08525

ITEM 2.

      (A)   NAME OF PERSON FILING:

		DKR Capital Partners L.P.

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

		1281 East Main Street
		Stamford, CT 06902

      (C)   CITIZENSHIP:

		Delaware, USA

      (D)   TITLE OF CLASS OF SECURITIES:

		Common Stock

      (E)   CUSIP NUMBER:

		385034103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), THE PERSON FILING IS:

a. Broker or Dealer registered under Section 15 of the Act,
b. Bank as defined in Section 3(a)(6) of the Act,
c. Insurance Company as defined in Section 3(a)(19) of the Act,
d. Investment Company registered under Section 8 of the Investment Company Act,
e. |X|INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
   INVESTMENT ADVISERS ACT OF 1940
f. Employee Benefit Plan, or Endowment Fund,
g. Parent Holding Company or Control Person,
h. A saving association
i. A church plan that is excluded from the definition of an investment company
j. Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (A)   AMOUNT BENEFICIALLY OWNED:

		625,000 shares of common stock

      (B)   PERCENT OF CLASS:

		4.4%

 (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

			0

            (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
 NUMBER OF
  SHARES                625,000 shares of common stock
BENEFICIALLY
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH


            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

		        0

	    (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
 NUMBER OF
  SHARES
BENEFICIALLY    	625,000 shares of common stock
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
X

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

DKR is the managing general partner of DKROMC and DKROMC is the investment manager of SoundShore Oasis. As such, each of DKR and DKROMC has the right to vote, or to direct the vote of, the security covered hereby.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Date: April 3, 2007

/s/ Barbara Burger, President and General Counsel